Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Investment Fund of our report dated August 21, 2023, relating to the financial statements and financial highlights, which appear in the Annual Reports of Janus Henderson Global Allocation Fund – Conservative, Janus Henderson Global Allocation Fund – Growth, and Janus Henderson Global Allocation Fund – Moderate (the “Funds”) on Form N-CSR for the year ended June 30, 2023. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

June 18, 2024